Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2014 Fourth Quarter Conference Call Script

Call date: Tuesday, February 17, 2015

Call time: 10:00 a.m. Mountain Time

Good morning and welcome to the Where Food Comes From 2014 fourth quarter and year end conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning everyone and thanks for joining us today.

This morning we announced another good quarter and solid top and bottom line growth for the full year. I’d like focus on a few financial and operational highlights before opening the call to questions.

In the fourth quarter…

•	Total revenue increased 41% to $2.6 million from $1.9 million.

•	Verification services revenue increased 40% to $2.3 milllion from $1.6 million. This increase reflected both organic and M&A growth.

•	Product revenue comprised of cattle identification ear tags increased 67% to nearly $300,000 from $179,000. The ADT mandate played a role in this growth – as did a new source of tag revenue coming when we took over tag sales from our customer, Superior Livestock Auctions.

•	Growth in services and product revenue more than offset a reduction in labeling revenue. As reported in our press release this morning, Q4 labeling revenue declined following a change in beef suppliers by Heinen’s Grocery Stores – which is our largest labeling customer. Specifically, Heinen’s supplier was acquired by another company, which, in turn, redirected that supply to other customers. Heinen’s quickly replaced its beef supply but until Heinen’s and Where Food Comes From can ensure accurate source verification with new suppliers, the decision was made to discontinue labeling beef products in Heinen’s stores. We expect this to be a temporary situation and will keep you posted on our joint efforts to resume labeling beef at Heinen’s. In the meantime, Heinen’s continues to use our labeling on its poultry, lamb and pork products – and continues to be very happy with the program.

•	Gross margin in Q4 was 38%. It would have been higher had our Validus subsidiary not been negatively impacted throughout the year by the Porcine Epidemic Diarrhea Virus, which resulted in a sharp reduction in pork audits – a big part of the Validus business. You’ll recall that Validus employs primarily full time auditors, and for much of the year they generated lower than expected revenue due to the PED Virus.

•	Selling, general and administrative expenses grew 31% year over year – tracking higher revenue but we’re pleased to report that SG&A as a percent of revenue improved to 39% in Q4 versus 42% in the same quarter last year.

•	Q4 operating income was up more than 400% year over year to $128,000 and net income attributable to Where Food Comes From, Inc. increased to $64,000, or less than one cent per share, from a loss of $11,000 in the same quarter a year ago.

For the full year…

•	Revenue increased 51% to $8.8 million from $5.8 million.

•	Verification revenue increased 53% to $7.6 million from $4.9 million.

•	Hardware revenue increased 50% to $1.1 million from $700,000.

•	As in Q4, the increased revenue for the full year reflected organic and M&A growth.

•	Where Food Comes From® labeling revenue decreased 10% to $115,000 from $127,000, reflecting the Heinen’s beef supplier situation I referenced earlier.

•	Gross margin in 2014 declined to 43% from 47% year over year – again primarily reflecting lower gross margins at our Validus business for reasons I’ve already explained.

•	SG&A expense as a percent of revenue improved to 39% from 49% a year ago. The 39% is our lowest level as a public company. We strive to run a very lean, efficient organization, and I’m proud of the dedicated, hard-working people we have at all levels of our company.

•	Operating income increased to $345,000 from $27,000 year over year. Net income attributable to Where Food Comes From, Inc. increased to $229,000, or $0.01 per share, versus a net loss of less than one cent per share, a year ago.

•	Adjusted EBITDA for the year increased 286% to $574,000 from $149,000 a year ago.

•	The Company generated $590,000 in cash from operations in 2014, up from $217,000 last year.

On the Balance Sheet…

Our cash balance at 2014 year-end was just under $2.6 million dollars versus $1.1 million a year ago. Working capital increased to $3.4 million from $1.5 million over the same period.

That means we entered 2015 in the strongest position we’ve ever been in and with the wind at our back. We have closed and successfully integrated five acquisitions since 2012 and have other candidates on our radar. We have the industry’s largest auditing force and most complete verification solutions portfolio. Demand for our legacy services continues to grow, and new sources of revenue are presenting themselves on a regular basis.

This morning I’d like to highlight two of them:

I earlier mentioned the USDA’s Animal Disease Traceability program, which has recently begun contributing to our services and product revenue in a meaningful way – despite the fact that the program is still in its infancy. The domestic addressable market for cattle source verification is up to 800,000 ranches – roughly 80 times our current customer base. We view ADT as a steady source of new customers and revenue streams for years to come.

As I get many questions about ongoing opportunities in Japan, I’d like to briefly talk about an ongoing verification opportunity tied to beef and pork producers’ ability to meet export market demands. The United States and several Pacific Rim countries are continuously engaged with US suppliers of beef and pork around many export requirements, including use of beta agonists and traceability.

In closing, and on behalf of the Board of Directors and employees of Where Food Comes From, I want to thank you for your continued support of our efforts.

With that I’ll open the call to questions….operator?

Summary of Question and Answer session:

•	Have you considered listing on the NYSE? We have considered listing with NY stock exchange but it’s a very expensive process and not high on our priority list. While we don’t know the best time to move forward, we do believe that a definitive trigger will present itself indicating that the time is right to list on a major exchange.

•	How can you increase the public profile of WFCF? Can you increase the number of press releases? Before we issue a press release, we consider what information is viable and worthy news to release. We receive lots of feedback, both positive and negative from nearly every press release we issue. We also consider the cost, which is very expensive, so we focus only on what we believe is quality information. We do believe that more exposure can come from social media and over the past 6 months, we have had great dialog with consumers and our auditors on our Facebook page. We also make public appearances and interviews which also help create more exposure for our business and within this industry.

•	How is the integration going with Mountain States Rosen? We think it’s going well. Our Facebook feed does a great job of promoting farms and sharing information. Within Colorado, we have posted about Root Down, a restaurant, which has a somewhat cultish following around the freshness and quality of their food. They are a customer of Mountain States Rosen Shepard’s Pride product. We are in the process of looking into a co-marketing or co-promotion with Root Down to feature the Shepard’s Pride lamb. There are a lot of communities within Colorado that are looking for locally produced product and we believe we can grow awareness. Rally’s in California and Roche Brothers on the East Coast are also using the product so we are excited about the potential and you can learn about our interaction with them on Facebook. We charge Mountain States Rosen a per pound royalty for the license of our label which is the same business model as Heinen’s.

•	Status of Heinen’s WFCF labeling program and interaction of consumers to the brand: Because of the situation I discussed earlier about Heinen’s supplier, we have been able to prove the concept with the removal of the label. The consumer perception according to Tom Heinen at his stores is that the quality is lost without the independent verification partner and communication to provide value. While we haven’t done a poll at Heinen’s stores, Heinen’s is even more fully engaged in the program and we feel comfortable that the verification of those attributes through the supply system helps ensure a better product for both Heinen’s and their customers.

•	Has non-GMO been a big growth driver? Yes, ICS (which conducts non-GMO audits under the WFCF umbrella) has had the best year ever and they just now are getting started. The process started nearly 2 years ago and we are now realizing the benefits. We believe it could be one of our biggest opportunities over the next year – it’s one of the top consumer concerns.

•	How has Leann’s involvement with USMEF helped WFCF? It has presented big opportunities for us to network and engage with current and potential customers. It has also kept us connected with international and global consumer trends, as well as raised the visibility of WFCF.

•	What are operational challenges the Company faces? Probably our remote locations present a challenge in logistics and consistent communication. We have offices in Colorado, North Dakota, Iowa and California. At the same time it is also an opportunity because it enables us to hire some of the best and brightest who have very unique expertise to offer our customers who are located all over the country. It is also one factor we consider in our acquisition activity because each of our offices operate mostly in an independent role. It helps us avoid conflict of interests where we have to maintain independence and transparency because we audit to a set of standards that are unique to our acquisitions.

•	Expand on your new executive hire: Jim Riva was the former executive of the ARC branch of the USDA. We have worked with Jim nearly 20 years and we are excited that he has decided to join us. His expertise is a huge asset to our Company. For example, he was the lead negotiator and technical advisor of the USDA when BSE was announced in 2003. His contacts and reputation in Japan have brought positive feedback to our Company. Jim is based in Washington DC.

•	Chipotle supplier issue: we had no communication directly with Chipotle. We do conduct audits that Chipotle and other retailers use but it’s the first time we have ever heard of a retailer announcing they would forgo the use of supply due to animal welfare issue. There are always two sides of the story and it is unclear how it came on to the scene and how it went off the scene.

•	More detail regarding McDonalds: the best resource is the article done in GreenBiz by a writer who has been engage with the program for a long time. We believe it’s very factual. We felt that we needed to make an announcement in light of that article but we don’t know where the opportunity will lead and we can’t quantify it financially at this point. We believe McDonalds is a great company, a global leader in verification supplier based programs that address a multitude of issues. McDonalds is a dream customer for us and they do what they say. It’s exciting for us.

Closing remarks from John Saunders.